UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                       SEC File Number:33-43976
                                  FORM 12b-25          CUSIP Number:


                          NOTIFICATION OF LATE FILING

(Check One):   (X) Form 10-K   ( ) Form 20-F    ( ) Form 11-K  ( )Form 10-Q
               ( ) Form N-SAR

         For Period Ended:
         (   ) Transition Report on Form 10-K
         (   ) Transition Report on Form 20-F
         (   ) Transition Report on Form 11-K
         (   ) Transition Report on Form 10-Q
         (   ) Transition Report on Form N-SAR
         For the Transition Period Ended:_______________________________________

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 Read Instructions (on back page) Before Preparing Form, Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

BIORELEASE CORP.
________________________________________________________________________________
Full Name of Registrant

OIA, INC. (1986 - 1992)
________________________________________________________________________________
Former Name if Applicable

10 CHESTNUT DRIVE, #D
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

BEDFORD, NH  03110
________________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    ( )   (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (X)   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11K, Fork N-SAR , or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (  )  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached is applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

1. KEY EXECUTIVE OFFICERS ARE TRAVELLING AND WILL NOT BE ABLE TO COMPLETE FILING BY ORIGINAL DUE DATE.

2. COMPANY IS UNDERGAING POTENTIAL REORGANIZATION, APPLICABLE INFORMATION IS FORTHCOMING.

3. COMPANY'S TREASURER HAS BEEN ON EXTENDED MEDICAL LEAVE AND ACCOUNTANT'S NEED ADDITIONAL TIME TO COMPLETE AUDITS.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         R. BRUCE REEVES                     603                471-1255
______________________________________    _________    _________________________
               (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer
    is no identify report(s).   YES _X__     NO _____

________________________________________________________________________________

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    YES ____     NO __X__

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                BIORELEASE, CORP.
            _______________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned here-unto duly authorized.

Date: SEPTEMBER 25, 1996             By:  /S/ R. BRUCE REEVES
                                          -----------------------
                                           R. Bruce Reeves

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorize representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION
           Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).l
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1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each nations securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.